Exhibit 10.09

February 19th, 2008

Mr. Nathan Schultz

Dear Nathan:

Chegg, Inc., is pleased to offer you the position of Director of Textbook Strategy and BD. In this position you will be reporting to Osman Rashid, CEO. The starting salary offered for this position is $125,000.00 ($150,000.00 when you move to CA) annually, paid on the 1st and l5th of every month. In addition you will qualify for a performance bonus of $15,000 that will be provided based on a mutually agreed upon performance plan finalized by March 10th 2008. The performance plan will be based on quantitative and qualitative objectives. You will also be granted options equal to 0.7% of the company shares of Stock Options at an exercise price of $0.08 per option. Your start date with Chegg, Inc., will be March l5th, 2008 and you will be working from our headquarters at 4655 Old Ironsides Road, Suite 130 Santa Clara CA 95054 or subsequent relocation. The position of Director requires you to cover all aspects of textbook domain expertise such as product and partner strategy, competition, business development, textbook sourcing/acquisition and other tasks as assigned by your manager.

Please note that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause.

Your acceptance of this offer and commencement of employment with the Company are contingent upon your execution of the Company’s standard form of Confidential Information and Invention Assignment Agreement (the Confidentiality Agreement), a copy of which will be made available for your review and execution, prior to or on your Start Date.

On your week of employment, you will be provided with additional information about the objectives and policies, benefit programs and general employment conditions. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. You will be eligible to participate in Chegg’s Health Insurance program on April 1st, 2008.

We are pleased to have you join the Chegg, Inc. team as a member of what we feel is an organization that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact me at (408)373-8033. We look forward to working with you in the future, and hope you will find your employment at Chegg, Inc. a rewarding experience.

CHEGG, INC. ACCEPTED AND AGREED:

By:	/s/ Osman Rashid	By:	/s/ Nathan Schultz
	Osman Rashid		Nathan Schultz
President and CEO

Date:	2/22/08	Date:	1/22/08

Copyright 2008 Chegg, Inc.	CONFIDENTIAL	1

CHEGG, INC.

EXEMPT EMPLOYEE LETTER AGREEMENT

Dear Mr. Nathan Schultz:

This letter sets forth the basic terms and conditions of your employment with Chegg, Inc., a Delaware corporation (the “Company”), effective March 17th, 2008. By signing this letter, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by the Company.

1.

Salary. You will be paid a monthly base salary of $125,000.00, less regular payroll deductions, (payable as $5,208.33 semi-monthly) plus performance bonuses (bonus not guaranteed) which covers all hours worked. Your salary will increase to $150,000 (payable as $6,250.00 semi–monthly) once you have taken permanent residence in the Bay Area, CA. Generally, your salary will be reviewed annually but the Company reserves the right to change your compensation from time to time on reasonable notice. You will receive an additional $15,000 in bonus for meeting MBOs. Such MBOs will be agreed in writing by April 15th, 2008.

2.	Duties. Your job title will be Director of Textbook Strategy. Your duties generally will be in the areas of business strategy and product management, but you may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on the needs of the Company and your skills, as determined by the Company.

As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow office policies and procedures adopted from time to time by the Company and to take such general direction as you may be given from time to time by your superiors. The Company reserves the right to change these policies and procedures at any time. (Also see Adjustments and Changes in Employment Status). You are required to devote your full energies, efforts and abilities to your employment, unless the Company expressly agrees otherwise. You are not permitted to engage in any business activity that competes with the Company.

3.	Hours of Work. As an exempt employee, you are expected to work the number of hours required to get the job done. However, you are generally expected to be present during normal working hours of the Company. Normal working hours will be established by the Company and may be changed as needed to meet the needs of the business.

4.	Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business.

5.	Proprietary Information and Inventions Agreement. You will be required to sign and abide by the terms of the enclosed Proprietary Information and Inventions Agreement, which is incorporated into this agreement by reference as Exhibit A.

6.	Immigration Documentation. Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the Immigration and Naturalization Service’s employment verification requirements.

7.	Representation and Warranty of Employee. You represent and warrant to the Company that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

8.	Employee Benefits. You will be eligible for paid vacation, sick leave and holidays. You will be eligible to participate in the Company’s profit sharing plan, pursuant to the terms of the plan. These benefits may change from time to time. You will be covered by workers’ compensation insurance and State Disability Insurance, as required by state law.

9.	Additional Benefits, If Any. You will be provided with the following additional benefits, which may also change from time to time: 161,681 Stock Options (equivalent to 0.7% of shares) that vest over 4 years and such documentation will be provided within eight weeks.

10.	Term of Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice.

If you are terminated without cause, you will receive two weeks’ notice or one week’s pay in lieu of notice. Termination for cause requires no notice and no additional pay.

11.	Dispute Resolution Procedure. You will be required to sign and abide by the terms of an arbitration agreement, which is incorporated into this agreement by reference.

12.	Integrated Agreement. Please note that this Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein, [including but not limited to the employment agreement you signed on ]. It constitutes the full, complete and exclusive agreement between you and the company with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and the President.

13.	Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

We look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

Very truly yours,

CHEGG, INC.

By:	/s/ Osman Rashid

Title:	President and CEO

I agree to the terms of employment set forth in this Agreement.

/s/ Nathan Schultz	3/17/08
Employee	Date